UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 25, 2011
DEX ONE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-07155	13-2740040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Winstead Drive, Cary NC	27513

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 297-1600

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 25, 2010, Dex One Corporation (the “Company”) announced that the employment of Steven M. Blondy, the Company’s Executive Vice President and Chief Financial Officer, will terminate by mutual agreement of Mr. Blondy and the Company effective as of the earlier of (i) July 31, 2011 or (ii) the date a new chief financial officer is appointed (the “Separation Date”). The Company has initiated a search for a new chief financial officer and anticipates naming a new chief financial officer in the next several months.
In connection with Mr. Blondy’s departure, the Company and its wholly-owned subsidiaries, R.H. Donnelley Inc., Dex Media West, Inc. and Dex Media East, Inc., entered into a Separation Agreement with Mr. Blondy (the “Separation Agreement”) on May 25, 2011. The Separation Agreement provides that Mr. Blondy will receive severance benefits to which he is entitled under his Amended and Restated Employment Agreement dated as of December 31, 2008, as amended (the “Agreement”), in connection with a termination not for Cause following a Change of Control (as such terms are defined in the Agreement). In particular, Mr. Blondy will receive a lump-sum separation payment of $2,625,000 plus accrued and unpaid vacation days as well as a pro rata portion of Mr. Blondy’s 2011 annual bonus. The pro rata portion of his 2011 annual bonus will be paid no later than March 15, 2012. The Company will reimburse Mr. Blondy for the costs of obtaining term life insurance coverage from the Separation Date until the earlier of (i) December 31, 2014 and (ii) the date on which Mr. Blondy becomes employed or self-employed. In addition, the Company will reimburse Mr. Blondy for costs of obtaining health, medical and dental insurance and long-term disability insurance benefits from the Separation Date until the earlier of (i) the three year anniversary of the Separation Date and (ii) the date on which Mr. Blondy becomes employed or self-employed. Mr. Blondy will also be reimbursed for costs of financial planning and outplacement services and executive health expenses during this period. Further, Mr. Blondy will continue to participate in the Company’s 2009 Long Term Incentive Plan (“2009 LTIP”) and will be eligible to receive payment of up to $1,375,000 under the 2009 LTIP subject to satisfaction of the performance standards contained in the 2009 LTIP. Mr. Blondy will also receive his vested benefits under the Company’s qualified pension plan and shall be paid the balance of his accounts under the Company’s non-qualified supplemental pension and 401(k) plans.
Pursuant to the Separation Agreement, Mr. Blondy agreed to release the Company from, among other things, all claims, demands, damages, actions or rights of action of any nature, arising out of or related to or based upon his employment with the Company. Mr. Blondy further agreed to comply with and be bound by a 12 month non-competition and non-solicitation covenant beginning on the Separation Date and covenants prohibiting disclosure of the Company’s confidential information and disparagement of the Company’s reputation.
The above description of the Separation Agreement is qualified in its entirety by reference to the copy of such agreement filed herewith as Exhibit 10.1 and incorporated herein by reference. A copy of the press release announcing Mr. Blondy’s termination of employment is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Separation Agreement, dated May 25, 2011, by and between Dex One Corporation, R.H. Donnelley Inc., Dex Media West, Inc., Dex Media East, Inc. and Steven M. Blondy.

99.1	Press Release of Dex One Corporation issued May 26, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dex One Corporation
By:	/s/ Mark W. Hianik
	Name:	Mark W. Hianik
	Title:	Senior Vice President, General Counsel and Corporate Secretary
Date: May 26, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement, dated May 25, 2011, by and between Dex One Corporation, R.H. Donnelley Inc., Dex Media West, Inc., Dex Media East, Inc. and Steven M. Blondy.

99.1	Press Release of Dex One Corporation issued May 26, 2011.